EXHIBIT 99.1
Sun Hydraulics Third Quarter Net Sales up 24% Over 2004, Net Income Rises 53%
SARASOTA, FLA, November 8, 2005 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the third quarter 2005 as follows:
(Dollars in millions except net income per share)

	October 1,	September 25,
	2005	2004	Increase
Three Months Ended
Net Sales	$28.7	$23.2	24%
Net Income	$2.9	$1.9	53%
Net Income per share:
Basic	$0.27	$0.18	50%
Diluted	$0.27	$0.18	50%

Nine Months Ended
Net Sales	$88.8	$71.1	25%
Net Income	$9.9	$5.8	71%
Net Income per share:
Basic	$0.92	$0.57	61%
Diluted	$0.91	$0.57	60%

(1)	All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on July 15, 2005.
Commenting on results, Allen Carlson, Sun’s CEO and President, said, “We had another excellent quarter with our sales increasing 24% bringing year to date sales to 25% over last year. We remain confident going into the fourth quarter, as economic indicators in the U.S. capital goods market remain strong. The PMI, which Sun’s business historically tracks, was published last week, and continues to show purchasing strength in the economy.
“We continue to strengthen our balance sheet by building cash and paying down debt,” Carlson continued. “In September, we doubled our quarterly dividend from $0.05 to $0.10. We are also in a great position to take advantage of potential future internal or external investment opportunities through utilization of our new $35 million credit facility.”
Carlson also announced that Sun CFO, Dick Dobbyn, will be retiring early next year and that Tricia Fulton will assume the CFO position. “Tricia has been with Sun since 1997 and has worked closely with Dick since she joined the company. I am proud that we were able to fill this important position from inside and have complete confidence that Tricia will do an outstanding job,” Carlson said. Carlson also indicated that Dick Dobbyn, who will retain the CFO position through the close of 2005, will continue to work with the Company in an advisory role, including work on special projects.
Outlook
Historically, demand in the fourth quarter slows compared to prior periods, particularly in foreign markets. Sun Hydraulics estimates sales for the fourth quarter will be $27 million, a 15% increase over the fourth quarter last year. Annual sales would be approximately $116 million, representing a 22% increase compared to 2004. Fourth quarter earnings per share are estimated to be between $0.20 and $0.23 per share, compared to $0.19 per share in the fourth quarter last year.

Independent Research Analysis
Robert W. Baird has provided independent research coverage on Sun Hydraulics since 1997. Sun Hydraulics is pleased to announce that Westminster Securities Corporation initiated independent research on Sun earlier this month.
Webcast
Sun Hydraulics Corporation will broadcast its third quarter financial results conference call live over the Internet at 2:30 P.M. E.T. tomorrow, November 9, 2005. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.
Webcast Q&A
Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the left hand menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-407-8033.
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com
FORWARD-LOOKING INFORMATION
     Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended July 2, 2005, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 25, 2004. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	October 1, 2005	September 25, 2004
	(unaudited)	(unaudited)

Net sales	$28,726	$23,164

Cost of sales	19,701	16,117

Gross profit	9,025	7,047

Selling, engineering and administrative expenses	4,644	4,002

Operating income	4,381	3,045

Interest expense	102	123
Foreign currency transaction gain	(23)	(43)
Miscellaneous expense/(income), net	100	(7)

Income before income taxes	4,202	2,972

Income tax provision	1,284	1,092

Net income	$2,918	$1,880

Basic net income per common share (1)	$0.27	$0.18

Weighted average basic shares outstanding (1)	10,894	10,343

Diluted net income per common share (1)	$0.27	$0.18

Weighted average diluted shares outstanding (1)	10,991	10,459

Dividends declared per share	$0.100	$0.050

(1)	All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on July 15, 2005.

Sun Hydraulics Corporation
Consolidated Statements of Operations
(in thousands, except per share data)

	Nine months ended
	October 1, 2005	September 25, 2004
	(unaudited)	(unaudited)

Net sales	$88,819	$71,077

Cost of sales	59,956	49,338

Gross profit	28,863	21,739

Selling, engineering and administrative expenses	13,387	12,262

Operating income	15,476	9,477

Interest expense	385	405
Foreign currency transaction gain	(290)	(75)
Miscellaneous expense/(income), net	78	(25)

Income before income taxes	15,303	9,172

Income tax provision	5,384	3,343

Net income	$9,919	$5,829

Basic net income per common share (1)	$0.92	$0.57

Weighted average basic shares outstanding (1)	10,797	10,217

Diluted net income per common share (1)	$0.91	$0.57

Weighted average diluted shares outstanding (1)	10,893	10,304

Dividends declared per share	$0.225	$0.140

(1)	All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on July 15, 2005.

Sun Hydraulics Corporation
Consolidated Balance Sheets
(in thousands, except share data)

	October 1, 2005	December 25, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,809	$9,300
Restricted cash	423	462
Accounts receivable, net of allowance for doubtful accounts of $160 and $170	10,697	8,611
Inventories	7,911	7,105
Deferred income taxes	392	392
Other current assets	900	776

Total current assets	27,132	26,646

Property, plant and equipment, net	44,315	43,687
Other assets	1,796	1,475

Total assets	$73,243	$71,808

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,740	$2,536
Accrued expenses and other liabilities	4,511	4,609
Long-term debt due within one year	454	1,058
Dividends payable	1,091	522
Taxes payable	302	1,198

Total current liabilities	10,098	9,923

Long-term debt due after one year	2,021	11,196
Deferred income taxes	4,980	4,986
Other noncurrent liabilities	286	300

Total liabilities	17,385	26,405

Commitments and contingencies	—	—

Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 20,000,000 shares authorized, par value $0.001, 10,906,248 and 10,441,920 shares outstanding	11	10
Capital in excess of par value	32,686	28,579
Unearned compensation related to outstanding restricted stock	(381)	(608)
Retained earnings	21,607	13,867
Accumulated other comprehensive income	1,935	3,566
Treasury stock	—	(11)

Total shareholders’ equity	55,858	45,403

Total liabilities and shareholders’ equity	$73,243	$71,808

Sun Hydraulics Corporation
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months ended
	October 1, 2005	September 25, 2004
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$9,919	$5,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,172	4,073
Loss on disposal of assets	18	43
Provision for deferred income taxes	(6)	(93)
Allowance for doubtful accounts	(10)	6
Stock-based compensation expense	245	186
(Increase) decrease in:
Accounts receivable	(2,076)	(2,211)
Inventories	(806)	(173)
Other current assets	(124)	(56)
Other assets	72	31
Increase (decrease) in:
Accounts payable	1,204	(226)
Accrued expenses and other liabilities	960	1,533
Taxes payable	(286)	2,050
Other liabilities	(14)	(23)

Net cash provided by operating activities	13,268	10,969

Cash flows from investing activities:
Equity method investment	(400)
Capital expenditures	(6,207)	(3,531)
Proceeds from dispositions of equipment	1	19

Net cash used in investing activities	(6,606)	(3,512)

Cash flows from financing activities:
Proceeds from debt	10,099	—
Repayment of debt	(19,878)	(5,837)
Proceeds from exercise of stock options	2,348	1,387
Proceeds from stock issued	111	—
Payments for purchase of treasury stock	(27)	(657)
Proceeds from reissuance of treasury stock	—	589
Dividends to shareholders	(1,609)	(885)

Net cash used in financing activities	(8,956)	(5,403)

Effect of exchange rate changes on cash and cash equivalents	(236)	359

Net increase in cash and cash equivalents	(2,530)	2,413

Cash and cash equivalents, beginning of period	9,762	5,219

Cash and cash equivalents, end of period	$7,232	$7,632

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$385	$405
Income taxes	$6,286	$1,386

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated

Three Months Ended October 1, 2005
Sales to unaffiliated customers	$18,118	$2,992	$3,736	$3,880	$—	$28,726
Intercompany sales	5,179	—	16	721	(5,916)	—
Operating income	3,121	377	617	270	(4)	4,381
Depreciation	973	37	121	255	—	1,386
Capital expenditures	1,733	7	712	117	—	2,569

Three Months Ended September 25, 2004
Sales to unaffiliated customers	$14,676	$1,900	$3,390	$3,198	$—	$23,164
Intercompany sales	4,112	—	19	465	(4,596)	—
Operating income	1,921	201	791	135	(3)	3,045
Depreciation	960	34	132	259	—	1,385
Capital expenditures	883	32	38	99	—	1,052

Nine Months Ended October 1, 2005
Sales to unaffiliated customers	$55,821	$8,909	$11,914	$12,175	$—	$88,819
Intercompany sales	16,614	—	59	2,068	(18,741)	—
Operating income	10,855	1,174	2,705	923	(181)	15,476
Depreciation	2,934	112	340	779	—	4,165
Capital expenditures	4,565	14	806	822	—	6,207

Nine Months Ended September 25, 2004
Sales to unaffiliated customers	$44,566	$6,744	$9,860	$9,907	$—	$71,077
Intercompany sales	12,029	—	52	1,301	(13,382)	—
Operating income	6,361	776	2,013	338	(11)	9,477
Depreciation	2,835	102	341	795	—	4,073
Capital expenditures	2,921	40	105	465	—	3,531